UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            ____________________

                                 FORM 8-K/A

                               CURRENT REPORT

  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                JULY 25, 2003
                            ____________________

                               Date of Report
                      (Date of Earliest Event Reported)

                       Commission File Number 0-10666

                                 NBTY, INC.
           (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                             11-2228617
  (State or Other Jurisdiction of      (IRS Employer Identification No.)
   Incorporation or Organization)

                              90 Orville Drive
                           Bohemia, New York 11716
        (Address of Principal Executive Offices, Including Zip Code)

                               (631) 567-9500
            (Registrant's Telephone Number, Including Area Code)

                            ____________________

                         NBTY, INC. and SUBSIDIARIES
                              Table of Contents

                                                                 Page Number
                                                                 -----------

Item 7. Financial Statements and Exhibits                              1

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data
 as of March 31, 2003                                                  4

Unaudited Pro Forma Condensed Consolidated Statements of
 Operations Data for the six months ended March 31, 2003               5

Unaudited Pro Forma Condensed Consolidated Statements of
 Operations Data for the year ended September 30, 2002                 6

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
 FINANCIAL STATEMENTS                                                  7

SIGNATURES                                                            15

EXHIBIT INDEX

      99.1 Audited consolidated financial statements of Rexall Sundown, Inc. for the years ended December 31, 2002 and December 31, 2001 and the seven months ended December 31, 2000.

      99.2 Unaudited consolidated financial statements of Rexall Sundown, Inc. for the six months ended June 30, 2003 and 2002.

          PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES

Item 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
--------------------------------------------------------------------------

NBTY Inc., a Delaware corporation ("NBTY" or "the Company") original Form 8-K, dated August 5, 2003, was filed to announce the acquisition of Rexall Sundown, Inc. ("Rexall").

(a) Financial statements of business acquired

The following consolidated financial statements of Rexall are included in the corresponding exhibits:

Exhibit 99.1
      Report of Independent Auditors
      Consolidated Balance Sheets as of December 31, 2002 and 2001 Consolidated Statements of Operations, Changes in Shareholder's Equity
       (Deficit) and Cash Flows for the years ended December 31, 2002 and 2001 and the seven months ended December 31, 2000
      Notes to Consolidated Financial Statements

Exhibit 99.2
      Unaudited Consolidated Balance Sheets as of June 30, 2003 and
       December 31, 2002
      Unaudited Consolidated Statements of Operations, Changes in
       Shareholder's Equity and Cash Flows for the six months ended June 30, 2003 and 2002.
      Notes to Unaudited Consolidated Financial Statements

(b) Pro forma financial information

The following unaudited pro forma condensed consolidated financial information of NBTY and Rexall is submitted herewith:

      Unaudited Pro Forma Condensed Consolidated Balance Sheet Data as of
       March 31, 2003
      Unaudited Pro Forma Condensed Consolidated Statements of Operations
       Data for the six months ended March 31, 2003 and the year ended September 30, 2002
      Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

          PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES

Effective July 25, 2003, NBTY, Inc. and Subsidiaries ("NBTY" or "the Company") acquired all of the issued and outstanding capital stock of Rexall Sundown, Inc. ("Rexall") from Numico USA, Inc., an indirect subsidiary of Royal Numico N.V., for $250 million plus transaction costs of approximately $18 million (subject to adjustment based upon finalization of working capital balances acquired at date of closing). The acquisition was financed by a new senior credit facility ("CGA") which provides for borrowings up to $275 million in term loans and $100 million in revolving credit.

The following unaudited pro forma condensed consolidated financial statements give effect to NBTY's acquisition of Rexall. The pro forma adjustments are based on NBTY's preliminary estimates and appraisals of fair values of assets and liabilities acquired based on available information and certain assumptions as described in the notes to the unaudited pro forma condensed consolidated financial statements. NBTY's management believes that the pro forma assumptions are reasonable under the circumstances.

The unaudited pro forma condensed consolidated balance sheet data as of March 31, 2003 has been prepared as if the acquisition of Rexall had been consummated as of that date. The unaudited pro forma condensed consolidated balance sheet data as of March 31, 2003 has been derived by combining the unaudited historical consolidated balance sheet of NBTY as of March 31, 2003 and the unaudited historical consolidated balance sheet of Rexall as of June 30, 2003.

The unaudited pro forma condensed consolidated statements of operations data for the year ended September 30, 2002 and the six months ended March 31, 2003 give effect to the acquisition of Rexall as if it had occurred on October 1, 2001. The unaudited pro forma condensed consolidated statement of operations data for the year ended September 30, 2002 has been derived by combining the audited historical consolidated statement of operations of NBTY for the year ended September 30, 2002 with the audited historical consolidated statement of operations of Rexall (a subsidiary of the Dutch company, Royal Numico N.V.) for the year ended December 31, 2002. The unaudited pro forma condensed consolidated statement of operations data for the six months ended March 31, 2003 has been derived by combining the unaudited historical consolidated statement of operations of NBTY for the six months ended March 31, 2003 with the unaudited historical consolidated statement of operations of Rexall for the six months ended June 30, 2003.

The acquisition of Rexall will be accounted for using the purchase method of accounting and, accordingly, the unaudited condensed consolidated pro forma financial information reflects the allocation of the purchase price to assets acquired and liabilities assumed and are based on a preliminary valuation of the assets and liabilities acquired at the date of acquisition. The unaudited pro forma condensed consolidated financial information is based on estimates and assumptions and includes intercompany charges paid to the parent company, Royal Numico N.V. These estimates and assumptions have been made solely for purposes of developing this pro forma information, which is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the acquisition has been completed. Although management believes that the preliminary fair values and allocation of the estimated purchase price are reasonable, final valuations and appraisals may differ significantly from the amounts reflected in the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial statements do not reflect any incremental direct costs (other than estimated severance costs) or any adjustments for liabilities resulting from integration plans

          PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION OF NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES

that may be recorded in connection with the acquisition, or potential cost savings, which may result from the consolidation of certain operations of NBTY and Rexall.

Assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the historical financial statement information of the Company's most recent filings on Form 10-K and Form 10-Q's and Rexall's historical financial statement information included in the exhibits contained in this Form 8-K/A.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA
                               MARCH 31, 2003

(Dollars and shares in thousands)


                                                                        NBTY          Rexall
                                                                     ----------     ---------         Pro Forma
Assets                                                               (March 31,     (June 30,        Adjustments       Pro Forma
                                                                        2003)         2003)            (Note 3)       Consolidated
                                                                     ----------     ---------        -----------      -------------

Current assets:
  Cash and cash equivalents                                           $ 33,774     $     6,261     $   (20,271) A1     $   19,764
  Investments in bonds, at fair value                                    8,012                                              8,012
  Accounts receivable, net                                              46,649          43,989                             90,638
  Inventories, net                                                     220,894          69,960          13,040  A2        303,894
  Deferred income taxes                                                 11,206          60,138                             71,344
  Due from affiliates                                                                   90,078         (90,078) A3              -
  Prepaid expenses and other current assets                             35,285          12,164          (2,704) A4         44,745
                                                                      --------     -----------     -----------         ----------
      Total current assets                                             355,820         282,590        (100,013)           538,397

Property, plant and equipment, net                                     219,410          67,797           8,303  A5        295,510
Goodwill                                                               163,911          22,822          27,749  A6        214,482
Intangible assets, net                                                  46,000          41,551          47,549  A7        135,100
Other assets                                                             6,634           6,200           4,691  A8         17,525
                                                                      --------     -----------     -----------         ----------
      Total assets                                                    $791,775     $   420,960     $   (11,721)        $1,201,014
                                                                      ========     ===========     ===========         ==========

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
  Current portion of long-term debt and capital lease obligations     $ 20,665     $ 1,334,357     $(1,342,845) A9     $   12,177
  Accounts payable                                                      72,856          13,753                             86,609
  Accrued expenses and other current liabilities                        68,498          91,713          11,063  A10       171,274
  Due to affiliates                                                          -         204,752        (204,752) A3              -
                                                                      --------     -----------     -----------         ----------
      Total current liabilities                                        162,019       1,644,575      (1,536,534)           270,060

Long-term debt                                                         154,700               -         262,823  A9        417,523
Deferred income taxes                                                   16,612          28,460                             45,072
Other liabilities                                                        3,006           9,915                             12,921
                                                                      --------     -----------     -----------         ----------
      Total liabilities                                                336,337       1,682,950      (1,273,711)           745,576
                                                                      --------     -----------     -----------         ----------

Commitments and contingencies

Stockholders' equity (deficit):
  Common stock, $.008 par; authorized 175,000 shares;
   issued and outstanding 66,263 shares at March 31, 2003                  530               -               -                530
  Capital in excess of par                                             128,282         433,894        (433,894) A11       128,282
  Retained earnings (Accumulated deficit)                              324,102      (1,695,884)      1,695,884  A11       324,102
                                                                      --------     -----------     -----------         ----------
                                                                       452,914      (1,261,990)      1,261,990            452,914
  Accumulated other comprehensive income                                 2,524               -                              2,524
                                                                      --------     -----------     -----------         ----------
      Total stockholders' equity (deficit)                             455,438      (1,261,990)      1,261,990            455,438
                                                                      --------     -----------     -----------         ----------
      Total liabilities and stockholders' equity                      $791,775     $   420,960     $   (11,721)        $1,201,014
                                                                      ========     ===========     ===========         ==========

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                       SIX MONTHS ENDED MARCH 31, 2003

(Dollars and shares in thousands, except per share amounts)


                                                   NBTY          Rexall
                                               -----------    -----------
                                               (six months    (six months
                                                  ended          ended         Pro Forma
                                                March 31,       June 30,      Adjustments       Pro Forma
                                                  2003)          2003)          (Note 3)      Consolidated
                                               -----------    -----------     -----------     ------------

Net sales                                       $519,228       $ 203,583     $  2,630  A12      $725,441
                                                --------       ---------     --------           --------

Costs and expenses:
  Cost of sales                                  231,359         149,745       (9,394) A13       371,710
  Discontinued product charge                      6,000                                           6,000
  Catalog printing, postage and promotion         30,637          23,137                          53,774
  Selling, general and administrative            192,546          92,596        1,149  A14       286,291
                                                --------       ---------     --------           --------

                                                 460,542         265,478       (8,245)           717,775
                                                --------       ---------     --------           --------

Income (loss) from operations                     58,686         (61,895)      10,875              7,666
                                                --------       ---------     --------           --------

Other income (expense):
  Interest                                        (7,820)        (54,983)      50,223  A16       (12,580)
  Miscellaneous, net                               3,513            (156)        (165) A17         3,192
                                                --------       ---------     --------           --------

                                                  (4,307)        (55,139)      50,058             (9,388)
                                                --------       ---------     --------           --------

Income (loss) before income taxes                 54,379        (117,034)      60,933             (1,722)

Provision (benefit) for income taxes              18,145         (23,889)       5,141  A18          (603)
                                                --------       ---------     --------           --------

      Net income (loss)                         $ 36,234       $ (93,145)    $ 55,792           $ (1,119)
                                                ========       =========     ========           ========

Net income (loss) per share:
  Basic                                         $   0.55                                        $  (0.02)
  Diluted                                       $   0.53                                        $  (0.02)

Weighted average common shares outstanding:
  Basic                                           66,216                                          66,216
  Diluted                                         68,205                                          66,216

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                        YEAR ENDED SEPTEMBER 30, 2002

(Dollars and shares in thousands, except per share amounts)


                                                       NBTY           Rexall
                                                  -------------    ------------
                                                   (year ended     (year ended       Pro Forma
                                                  September 30,    December 31,     Adjustments       Pro Forma
                                                      2002)            2002)          (Note 3)      Consolidated
                                                  -------------    ------------     -----------     ------------

Net sales                                           $964,083        $ 455,128      $ (4,717) A12     $1,414,494
                                                    --------        ---------      --------          ----------

Costs and expenses:
  Cost of sales                                      433,611          319,376       (20,005) A13        732,982
  Catalog printing, postage and promotion             47,846           34,381                            82,227
  Selling, general and administrative                348,334          140,491         1,666  A14        490,491
  Litigation recovery of raw material costs          (21,354)          (6,026)                          (27,380)
  Impairment of goodwill and other intangibles                         59,040       (59,040) A15              -
                                                    --------        ---------      --------          ----------

                                                     808,437          547,262       (77,379)          1,278,320
                                                    --------        ---------      --------          ----------

Income (loss) from operations                        155,646          (92,134)       72,662             136,174
                                                    --------        ---------      --------          ----------

Other income (expense):
  Interest                                           (18,499)        (109,965)      102,918  A16        (25,546)
  Miscellaneous, net                                   1,560              992          (367) A17          2,185
                                                    --------        ---------      --------          ----------

                                                     (16,939)        (108,973)      102,551             (23,361)
                                                    --------        ---------      --------          ----------

Income (loss) before income taxes                    138,707         (201,107)      175,213             112,813

Provision (benefit) for income taxes                  42,916          (18,752)       15,321  A18         39,485
                                                    --------        ---------      --------          ----------

      Income (loss) before the cumulative
       effect of accounting change                  $ 95,791        $(182,355)     $159,892          $   73,328
                                                    ========        =========      ========          ==========

Net income per share:
  Basic                                             $   1.45                                         $     1.11
  Diluted                                           $   1.41                                         $     1.08

Weighted average common shares outstanding:
  Basic                                               65,952                                             65,952
  Diluted                                             67,829                                             67,829

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)

1. Basis of Unaudited Pro Forma Presentation

On July 25, 2003, NBTY acquired for $250 million in cash (subject to adjustment based upon finalization of working capital balances acquired at date of closing) from Numico USA, Inc., an indirect subsidiary of Royal Numico N.V., all of the issued and outstanding capital stock of Rexall through the acquisition of certain partnership and limited liability company interests. The consideration payable by NBTY was determined by arms'-length negotiations between the parties. The acquisition was financed by a new senior credit facility which provides for borrowings up to $275 million in term loans and $100 million in revolving credit, provided to NBTY by a syndicated group of lenders led by JPMorgan Chase Bank and Fleet National Bank. The Company also incurred approximately $18 million of direct transaction costs for a total purchase price of approximately $268 million.

The Company has retained essential Rexall employees consisting of product development, sales and service personnel. The transaction will complement NBTY's existing wholesale products and provide NBTY with an enhanced sales infrastructure and additional manufacturing capacity. Rexall's portfolio of nutritional supplement brands includes Rexall(R), Sundown(R), Osteo Bi-Flex(R), Carb Solutions(R), MET-Rx(R) and WORLDWIDE Sport Nutrition(R).

The unaudited pro forma condensed consolidated financial information has been prepared to give effect to the acquisition, accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 "Business Combinations" (SFAS No. 141). The purchase price allocation reflects management's best preliminary valuation and appraisals of the fair value of the assets acquired and liabilities assumed, which are subject to change. Upon completion of the evaluation of the fair value of the net assets acquired, actual results may differ materially from those presented herein.

As a result of different fiscal year ends of NBTY and Rexall, financial information has been combined for different periods in the pro forma financial information. The unaudited pro forma condensed consolidated balance sheet data has been prepared to reflect the acquisition as if it had occurred on March 31, 2003. The unaudited pro forma condensed consolidated statements of operations data for the year ended September 30, 2002 and for the six months ended March 31, 2003 have been prepared to reflect the acquisition as if it had occurred on October 1, 2001.

2. Acquisition

NBTY will account for the acquisition under the purchase method of accounting in accordance with SFAS No. 141. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values. The excess of the purchase price over those fair values is recorded as goodwill. The preliminary fair values assigned to the tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates and other information compiled by management, including a preliminary independent valuation, prepared by an independent valuation specialist which utilizes established valuation techniques appropriate for the industry. Upon completion of the valuation of the fair value of the net assets acquired, actual results may differ materially from those presented herein. The preliminary purchase price allocation is as follows:

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)


               Assets acquired:
                 Accounts receivable, net              $ 43,989
                 Inventories                             83,000
                 Other current assets                     9,460
                 Property, plant, and equipment          76,100
                 Deferred tax assets                     60,138
                 Other assets                            10,891
                 Goodwill                                50,571
                 Intangibles                             89,100
                                                       --------
                   Total assets acquired                423,249
                                                       ========

               Liabilities assumed:
                 Accrued liabilities                    116,529
                 Deferred tax liabilities                28,460
                 Other liabilities                        9,915
                                                       --------
                   Total liabilities assumed            154,904
                                                       ========

               Net assets acquired                     $268,345
                                                       ========

3. Pro Forma Adjustments

The unaudited pro forma adjustments reflect those matters that are a direct result of the transaction, which are factually supportable and, for the unaudited pro forma condensed consolidated statements of operations, are expected to have continuing impact. The unaudited pro forma adjustments are as follows:

(A1) NBTY funded costs associated with the acquisition with the payment of cash and cash equivalents of $18,345. Such amount was offset by proceeds relating to refinancing the new CGA (as defined in (A9), below) of $4,335. Additionally, Rexall's cash of $6,261 was retained by the seller and has been eliminated.

(A2) To reflect the preliminary fair value adjustment.

(A3) Affiliate balances were not acquired and have been eliminated.

(A4) The pro forma adjustment reflects the elimination of prepaid customer allowances of $3,999 to conform to NBTY's accounting policy of expensing such costs as incurred. The pro forma adjustment is net of the current portion of deferred financing costs directly associated with the debt assumed in connection with the acquisition $1,295. Total deferred financing costs were $7,500. See pro forma adjustment (A8) for non-current portion

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)

(A5) The pro forma adjustment of $8,303 reflects the estimated fair value step up of property, plant and equipment. The estimated fair value of property, plant and equipment is as follows:


                                                 Fair Value    Useful life (years)
                                                 ----------    -------------------

      Land                                         $10,137
      Building and improvements                     32,605          5-39 years
      Machinery and equipment                       22,232          3-10 years
      Leasehold improvements                         1,765             5 years
      Furniture and fixtures                         9,361          3-15 years
                                                   -------
          Total property, plant and equipment      $76,100
                                                   =======

(A6) Goodwill represents the residual of purchase cost, including direct costs relating to the acquisition, over the preliminary fair values of net assets acquired. Preliminary goodwill in the Rexall acquisition approximated $50,571. The pro forma adjustment of $27,749 is net of Rexall's recorded goodwill of $22,822 which has been eliminated.

(A7) The pro forma adjustment of $47,549 reflects the estimated fair value of identifiable intangible assets acquired of $89,100 offset by Rexall's recorded intangible (retailer relationships) of $41,551. The estimated fair value of identifiable intangible assets acquired is as follows:


                                         Fair Value    Useful life (years)
                                         ----------    -------------------

      Brands                              $78,000              20
      Private Label Relationships          11,500              20
      Small Tablet Patent                   5,000              19
      Soft Gel Manufacturing Contract      (5,400)              3
                                          -------
          Total intangible assets         $89,100
                                          =======

(A8) The pro forma adjustment of $4,691 reflects the non-current portion of deferred financing costs ($6,205) directly associated with the debt assumed in connection with the acquisition. Total deferred financing costs were $7,500. See pro forma adjustment (A4) for current portion. The pro forma adjustment is net of prepaid customer allowances of $1,514 included in other long term assets which has been eliminated to conform to NBTY's accounting policy of expensing such costs as incurred.

(A9) In connection with the acquisition, the Company entered into a new Credit and Guarantee Agreement ("CGA") comprised of $375,000 Senior Secured Credit Facilities. The CGA consists of a $100,000 Revolving Credit Facility, a $50,000 Term Loan A and a $225,000 Term Loan B. The Company utilized term loans aggregating $275,000 to finance the purchase price. The current portion of this debt at March 31, 2003 totaled $12,177. The Company's existing balance of $20,665 was refinanced into the new CGA. Rexall's short-term debt of $1,334,357 was not assumed in the acquisition and has been eliminated.

(A10) To record estimated severance costs in connection with the acquisition.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)

(A11) Rexall's stockholder's deficit balances have been eliminated.

(A12) To eliminate amortization of customer allowances and to expense new contracts as incurred to conform to NBTY's accounting policy. The elimination of amortization of such costs were $3,887 and $7,222 for the six months ended March 31, 2003 and the year ended September 30, 2002, respectively. In addition, new contracts entered into and expensed as incurred were $1,257 and $11,939 for the six months ended March 31, 2003 and the year ended September 30, 2002, respectively.

(A13) Cost of goods sold net pro forma adjustments:


                                             Six months ended        Year ended
                                              March 31, 2003     September 30, 2002
                                             ----------------    ------------------

      Trademark fees (a)                         $(9,029)             $(19,278)
      Soft Gel Manufacturing Contract (b)           (900)               (1,800)
      Property, Plant and Equipment (c)              535                 1,073
                                                 -------              --------
      Total Net Adjustment                       $(9,394)             $(20,005)
                                                 =======              ========

    a. Reflects the elimination of trademark fees expensed by Rexall associated with a license agreement entered into on December 31, 2001 with Numico under which Rexall sold and licensed back its trademarks. The agreement was for a 10 year term and granted Rexall the exclusive right to use the licensed marks for a fee of 12.3% of sales. Upon acquisition, this agreement was terminated and the trademarks and trade names were transferred to NBTY.
    b. Soft gel manufacturing contract entered into as a result of the acquisition and recorded at estimated fair value. See pro forma adjustment (A7). The contract ($5,400) has an estimated useful life of three years.
    c. Additional depreciation on the estimated fair value step up of property, plant and equipment. See pro forma adjustment (A5). Acquired property, plant and equipment ($76,100) has an estimated useful life ranging from three to thirty nine years.


                                            Additional depreciation expense
                                            related to step up in fair value
                                         --------------------------------------
                                         Six months ended        Year ended
                                          March 31, 2003     September 30, 2002
                                         ----------------    ------------------

            Building and improvements          $ 53                $  107
            Machinery and equipment             272                   545
            Leasehold improvements               19                    38
            Furniture and fixtures              191                   383
                                               ----                ------
                Total                          $535                $1,073
                                               ====                ======

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)

(A14) Selling, general and administrative expense pro forma adjustment to reflect the amortization and depreciation on fair value adjustments on intangible assets and property, plant and equipment over their respective useful life as described in (A7) and (A5).


                                           Six months ended        Year ended
                                            March 31, 2003     September 30, 2002
                                           ----------------    ------------------

      Brands (a)                                $ 1,950               3,900
      Private Label Relationships (b)               288                 575
      Small Tablet Patent (c)                       131                 263
      Retailer Relationships (d)                 (1,579)             (3,788)
      Property, Plant and Equipment (e)             359                 716
                                                -------              ------
        Total Net Adjustment                    $ 1,149              $1,666
                                                =======              ======

    a. Brands acquired as a result of the acquisition and recorded at fair value. See pro forma adjustment (A7). The brands ($78,000) have an estimated useful life of twenty years.
    b. Private label relationships acquired as a result of the acquisition and recorded at fair value. See pro forma adjustment (A7). The private label relationships ($11,500) have an estimated useful life of twenty years.
    c. Small tablet patent acquired as a result of the acquisition and recorded at fair value. See pro forma adjustment (A7). The patent ($5,000) has an estimated useful life of nineteen years.
    d. Represents the elimination of amortization for retailer relationships originally recorded when Numico acquired Rexall. See pro forma adjustment (A7). These relationships had a net book value of $41,551 on June 30, 2003.
    e. Additional depreciation on the estimated fair value step up of property, plant and equipment. See pro forma adjustment (A5). Acquired property, plant and equipment ($76,100) has an estimated useful life ranging from three to thirty nine years.


                                             Additional depreciation expense
                                             related to step up in fair value
                                         ---------------------------------------
                                         Six months ended        Year ended
                                          March 31, 2003     September 30, 2002
                                         ----------------    -------------------

            Building and improvements          $ 36                 $ 71
            Machinery and equipment             182                  364
            Leasehold improvements               13                   25
            Furniture and fixtures              128                  256
                                               ----                 ----
                Total                          $359                 $716
                                               ====                 ====

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)



(A15) Represents the elimination of impairment charges recorded by Rexall for the year ended December 31, 2002 for existing goodwill and intangible assets of $36,184 and $22,856, respectively.


(A16) Other income (expense), net pro forma adjustments:


                                                    Six months ended        Year ended
                                                     March 31, 2003     September 30, 2002
                                                    ----------------    ------------------

    Elimination of Rexall interest expense (a)          $54,983              $109,965
    NBTY interest expense (b)                               414                 3,449
    Interest expense - New borrowings (c)                (4,526)               (9,201)
    Amortization of deferred financing costs (d)           (648)               (1,295)
                                                        -------              --------
      Total Net Adjustment                              $50,223              $102,918
                                                        =======              ========

    a. Eliminate interest expense recorded by Rexall related to debt not assumed in the purchase transaction.
    b. Eliminate interest expense on NBTY's old debt that was replaced by the new debt in connection with the acquisition.
    c. Adjustment to increase interest expense to reflect interest on NBTY's new Credit and Guarantee Agreement ("CGA") entered into in connection with the acquisition assuming the new debt was entered into as of October 1, 2001. The new CGA is comprised of $375,000 Senior Secured Credit Facilities. The CGA consists of a $100,000 Revolving Credit Facility, a $50,000 Term Loan A and a $225,000 Term Loan B. The Company obtained a variable interest rate with the following terms: The revolving credit facility and term loans are scheduled to mature on the earlier of (i) fifth anniversary of the closing date for the Revolving Credit Facility and Term Loan A, and the sixth anniversary date for Term Loan B; or (ii) March 15, 2007 if the Company's 8-5/8% senior subordinated Notes due September 15, 2007 are still outstanding on such date. Interest rates charged on borrowings can vary depending on the interest rate option utilized. Options for the rate can either be the Alternate Base Rate or LIBOR plus applicable margin. The Company's average borrowing rate at March 31, 2003 was 3.6%. The effect of a 1/8 percentage point in the interest rate on pretax income is $323.
    d. Adjustment to increase interest expense to reflect amortization of deferred financing fees paid of $7,500 in connection with the new CGA. Deferred finance costs are amortized over the loan terms.

(A17) Adjustment to interest income for $165 and $367 for the six months ended March 31, 2003 and the year ended September 30, 2002, respectively, to eliminate historical interest income that was earned on cash held by NBTY that was used to fund the acquisition.

(A18) To record an income tax impact at NBTY's effective rate of 35.0%.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)

The following non-recurring expenses are included in Rexall's loss from operations for the periods indicated. These expenses have not been reflected in any pro forma adjustments.


                                                     Six months ended        Year ended
                                                      March 31, 2003     September 30, 2002
                                                     ----------------    ------------------

      Product mark up (a)                                 $ 6,675              $17,102
      Metab-O-LITE (b)                                     20,000                    -
      Ephedra (c)                                           9,000                    -
      Low Carb Bar litigation settlement (d)                7,819                    -
      Management Stock Purchase Plan ("MSPP") (e)           6,156                6,016
      Management service fees (f)                           1,377                2,754
      Cellasene litigation settlement (g)                       -               12,000
                                                          -------              -------
      Total                                               $51,027              $37,872
                                                          =======              =======

Included in cost of sales:

a. Included in Rexall's cost of sales is a mark up on purchases from affiliated companies.

Included in selling, general and administrative expense:

b. Rexall recorded a $27,000 charge, which was offset by $7,000 recoverable from Rexall's insurance carrier, related to alleged trademark infringement and false advertising claim arising out of the labeling of its Metab-O-LITE product. This charge was recorded based upon the terms of a litigation settlement agreement.
c. One-time charge associated with Rexall's discontinued sales of its ephedra products.
d. One-time charge in connection with a litigation settlement on Rexall's low carbohydrate bar product.
e. Rexall recorded compensation expense in connection with the MSPP. This expense was $2,129 and $6,016 for the six months ended March 31, 2003 and year ended September 30, 2002, respectively. In March 2003, Numico amended the MSPP, to provide a special cash bonus of $4,027 to be paid to participants on the sooner of July 5, 2005 or change in control, whether or not the participant remain in the employ of Numico. The amount of the cash bonus was dependent upon the market value of the participant's Numico shares and is designed to reimburse the participant for individual tax exposures.
f. Management service fees based upon the terms of the agreement between Rexall and Numico as defined. These fees were allocated by Numico based upon estimated costs plus a margin of 5%.
g. Rexall recorded a $12,000 charge in relation to a legal settlement on its Cellasene product. The litigation settlement and potential exposure relating to Cellasene has been retained by Numico.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollars and shares in thousands)

Forward Looking Statements

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as "subject to," "believe," "expects," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain. Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding the consumption of nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of the Company to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which the Company may compete from time to time; (xi) the inability of the Company to gain and/or hold market share of its wholesale and retail customers; (xii) loss or reduction in ephedra sales; (xiii) unavailability of electricity in certain geographical areas;
(xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of the Company to successfully implement its business strategy; (xvi) the inability of the Company to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of the Company's products; (xviii) the inability of the Company to renew leases on its retail locations; (xix) inability of the Company's retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of the Company's products; (xxi) sales and earnings volatility and/or trends; (xxii) the effect on Company sales of the rapidly changing nature of the Internet and on-line commerce; (xxiii) fluctuations in foreign currencies, and more particularly the British Pound; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of the Company to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators, and more particularly the Food Supplements Directive and the Traditional Herbal Medicinal Products Directive in Europe; (xxvii) the mix of the Company's products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in the Company's filings with the U.S. Securities and Exchange Commission; and (xxx) other factors beyond the Company's control.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company cannot guarantee future results, trends, events, levels of activity, performance or achievements. The Company does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

     NBTY, INC. and SUBSIDIARIES & REXALL SUNDOWN, INC. and SUBSIDIARIES
                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                     NBTY, INC.
                                     (Registrant)


Date: December 15, 2003              By: /s/ Scott Rudolph
      -----------------                  -----------------
                                         Scott Rudolph
                                         Chairman and Chief Executive Officer
                                         (Principal Executive Officer)


Date: December 15, 2003              By: /s/ Harvey Kamil
      -----------------                  ----------------
                                         Harvey Kamil
                                         President and Chief Financial Officer
                                         (Principal Financial and Accounting
                                         Officer)